EXHIBIT 10.33

[SEARS HOLDINGS LETTERHEAD]

February 18, 2009

Mr. Scott J. Freidheim

Dear Scott,

The purpose of this letter is to document the value of the cash component of the long-term special incentive award provided in your Sears Holdings employment offer letter dated November 20, 2008 (the “offer letter”).

In accordance with the terms of the offer letter, you are entitled to receive a long-term special incentive award comprised of restricted stock and cash, if applicable, totaling $3,500,000 gross (subject to satisfaction of the applicable vesting schedule). Under the restricted stock component you are to receive a restricted stock grant equal to the lesser of $3,500,000 or the dollar value of the product of 50,000 shares times the closing price of SHC stock on the grant date, which was February 2, 2009. The cash component, if any, would equal $3,500,000 less the dollar value of the restricted shares awarded.

On February 3rd, a Restricted Stock Award Agreement was issued to you indicating that a total of 50,000 restricted shares of SHC stock were granted on February 2, 2009 at a price of $39.91 per share for a total grant value of $1,995,500. The shares are scheduled to vest in four (4) equal annual installments beginning with the first anniversary of the grant date.

Based on the terms of your offer letter and the determined grant date value of the restricted stock, the cash component of the long-term special incentive award is $1,504,500 (gross). The cash component is scheduled to vest in four (4) equal annual installments beginning with the first anniversary of your date of hire which was January 5, 2009. In summary, the cash component is scheduled to vest as follows:

Payment Number	Payment Amount (gross)	Due Date*
1	$376,125	January 5, 2010
2	$376,125	January 5, 2011
3	$376,125	January 5, 2012
4	$376,125	January 5, 2013
TOTAL	$1,504,500

*Payments will be made as soon as administratively feasible following the applicable due date.

This letter, along with the Restricted Stock Award Agreement issued to you on February 3, 2009, represent a full accounting of the stock and cash components of the long-term special incentive award provided in your offer letter.

Feel free to contact me if you have any questions.

Sincerely,

/s/ Karl J. Koenig

Karl J. Koenig